Exhibit 10.6

Dated

Form of Access, Indemnity and
Insurance Deed for Directors
and Ex-Directors

Mission NewEnergy Limited
ACN 117 065 719

The parties named in the Schedule as the Directors

Contents

1.	Definitions and interpretation	1

2.	Access to Board Papers	2

3.	Indemnity	4

4.	Taxation	6

5.	Loans to Directors to defend claims	6

6.	Insurance	7

7.	Director voting on contract of insurance	7

8.	Maintenance of insurance	8

9.	Former Directors	8

10.	Independent professional advice	8

11.	Deed of Accession for Additional Directors	9

12.	Assignment	9

13.	Severability	9

14.	Counterparts	9

15.	Governing law and jurisdiction	9

Access, Indemnity and Insurance Deed                1

Deed dated

Parties	Mission NewEnergy Limited ACN 117 065 719
of Unit 217, 396 Scarborough Beach Road, Osborne Park WA 6017 (Company)

(The parties named in the Schedule as the Directors)
(Collectively Directors, and individually each a Director)

Introduction

A.	The Company is a company incorporated under the Corporations Act 2001.

B.	The Directors are directors of the Company at the date of this Deed.

C.	The Company enters into this Deed in consideration of the Directors continuing to provide their services to the Company.

It is agreed

1.	Definitions and interpretation

1.1	Definitions

In this Deed:

(1)	Board Papers means, in relation to a Director:

(a)	all documents sent, given or made available to that Director or to any other director of the Company during the time that he or she is a director of the Company, including:

(i)	notices, board papers, submissions, minutes, letters, memoranda, board committee and subcommittee papers;

(ii)	monthly management accounts, annual accounts and any other periodical accounts prepared by the Company; and

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(iii)	all other documents referred to in or annexed to any of the above documents;

(2)	Deed means this document, including any schedule, annexure or deed of accession to it; and

(3)	Related Body Corporate and Subsidiary each has the meaning given in section 9 of the Corporations Act 2001.

1.2	Interpretation

(1)	Reference to:

(a)	the singular includes the plural and the plural includes the singular; and

(b)	a party includes the party’s executors, administrators, successors and permitted assigns; and

(c)	a statute, regulation or provision of a statute or regulation (Statutory Provision) includes:

(i)	that Statutory Provision as amended or re-enacted from time to time;

(ii)	a statute, regulation or provision enacted in replacement of that Statutory Provision; and

(iii)	another regulation or other statutory instrument made or issued under that Statutory Provision.

(2)	“Including” and similar expressions are not words of limitation.

(3)	Headings and any table of contents or index are for convenience only and do not form part of this Deed or affect its interpretation.

(4)
If a Director who is or becomes a party to this Deed is also a director of a Subsidiary of the Company, reference to the Director or to the Director as a director of the Company must be treated not only as reference to the Director as a director of the Company, but also as reference to the Director as a director of the Subsidiary.

2.	Access to Board Papers

2.1	The Company must, by its secretary; while the Director is a director of the Company and for 7 years after that person ceases to be a director of the Company retain a set of all Board Papers:

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(1)	in the original form of the Board Papers or in another form, including microfilm or electronic storage approved by the directors for the time being of the Company;

(2)	in a secure site; and

(3)	in chronological order or catalogued in such a way that specific Board Papers can be readily located.

2.2
If during the period of 7 years referred to in clause 2.1 (Retention Period) legal proceedings are commenced or threatened, or enquiries authorised by law are commenced, threatened or announced, which relate to or call into question an act or omission of a Director as director of the Company, the Retention Period is extended until the Company becomes aware or is notified by the relevant authority that the legal proceedings or enquiries have been concluded.

2.3	Subject to clauses 2.7 and 2.8, the Company must allow a Director and a reasonable number of the Director’s advisers access to the set of Board Papers:

(1)	at the Company’s registered office or at some other venue agreed between the Company and the Director;

(2)	during ordinary business hours; and

(3)	on reasonable notice to the Company’s secretary.

2.4
Subject to clauses 2.7 and 2.8, on request by a Director, the Company must provide the Director with copies of any Board Paper, at the reasonable cost incurred by the Company in providing those copies.

2.5	If the Company gives a Director access to any privileged Board Papers:

(1)	those Board Papers:

(a)	remain the exclusive property of the Company; and

(b)	must be dealt with at the Company’s direction; and

(2)	the disclosure or giving of those Board Papers to the Director is not a waiver of the privilege in respect of those Board Papers.

2.6
A Director must maintain the confidentiality of any Board Papers except to the extent that it may be considered reasonably necessary by the Director to use the Board Papers in court proceedings or otherwise as required by law.

2.7
The Company is not required to provide the Director with copies of Board Papers which are subject to legal professional privilege. If they are provided, the Director must not do anything which would cause the privilege to be lost.

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2.8	The Company is not required to comply with clauses 2.3 and 2.4 if the Company reasonably considers that to do so:

(1)	would give rise to a conflict between the Company’s interests and the Director’s interests; or

(2)	may result in a material adverse effect on:

(a)	the financial position of the Company; or

(b)	the Company’s ability to perform any of its obligations under any contract or arrangement to which it is a party.

2.9	When seeking advice from lawyers the Company must retain the lawyers on behalf of both the Company and the Directors.

3.	Indemnity

3.1
Subject to clauses 3.7 and 3.8, the Company indemnifies each Director against any liability incurred by that Director in his or her capacity as a director of the Company or of a Subsidiary of the Company.

3.2	The Company must pay to the Director all liabilities, costs and expenses referred to in clause 3.1, whether or not the Director has paid or satisfied them.

3.3	A Director who receives an amount from the Company pursuant to clause 3.1 must repay it to the Company if a court determines that the Director was not entitled to it.

3.4	After the Company pays a liability of a Director under clause 3.1, the Company is subrogated to any other rights of the Director in respect of the liability.

3.5	A Director must:

(1)	give notice to the Company promptly on becoming aware of any Claim against the Director that may give rise to a right to be indemnified under clause 3.2;

(2)	take such action as the Company or its insurer reasonably requests to avoid, dispute, resist, appeal against, compromise or defend any Claim or any adjudication of a Claim;

(3)	not make any admission of liability in respect of or settle any Claim without the prior written consent of the Company;

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(4)
allow the Company or its insurer to assume the conduct, negotiation or defence of any Claim and, on request by the Company, render all reasonable assistance and co-operation to the Company or its insurer in the conduct of any Claim, including giving the Company or its insurer any document, authority or direction that the Company or its insurer may reasonably require for the prosecution or advancement of any counterclaim or cross-claim;

(5)
on request by the Company or its insurer, do everything necessary or desirable which the Company reasonably requests to enable the Company or its insurer (so far as it is possible) to be subrogated to and enjoy the benefits of the Director’s rights in relation to any counterclaim or cross-claim or any claims against any third party and render such assistance as may be reasonably requested by the Company or its insurer for that purpose; and

(6)
notify any Claim to an insurer or any other person who may be liable to indemnify the Director in respect of that Claim and promptly take all reasonable steps to enforce all the Director’s rights against the insurer or other person.

3.6	In clause 3.5 Claim means:

(1)	any writ, summons, cross-claim, counterclaim, application or other originating legal or arbitral process against a Director as a director of the Company;

(2)	any hearing, complaint, inquiry, investigation, proceeding or application commenced or originating against a Director as a director of the Company; or

(3)
any written or oral demand or threat that might result in the Director reasonably believing that any such process, hearing, complaint, inquiry, investigation, proceeding or application referred to in clause 3.6(1) or clause 3.6(2) may be initiated.

3.7	The indemnity in clause 3.1 applies only:

(1)	to the extent the Company is not precluded by law from indemnifying the Director; and

(2)	to the extent and for the amount that the Director is not otherwise entitled to be indemnified and is not actually indemnified by another person (including a Related Body Corporate or an insurer).

3.8
Where the liability is incurred in or arises out of the conduct of the business of another body corporate or in the discharge of the duties of the Director in relation to another body corporate, the indemnity in clause 3.1 applies only to the extent and for the amount that the Director is not entitled to be indemnified and is not actually indemnified out of the assets of that body corporate.

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4.	Taxation

4.1
Any indemnity amount paid or payable by the Company to the Director under clause 3 must be calculated having regard to the impact of taxation laws upon the Director in relation to amounts paid or payable by, or to, the Director.

4.2
If for any reason any amount paid or payable by the Company to the Director under this deed (initial amount) is assessed by any revenue or taxation authority on receipt as assessable income of the Director (or is otherwise taxable in the hands of the Director), the Company must pay to the Director an additional or further amount (extra amount) so that, after deducting from the extra amount all tax paid or payable in respect of the receipt of the initial amount and of the extra amount (if any), the balance of the initial amount plus the extra amount is equal to the amount due and payable under the indemnity contained in clause 3.

4.3
In calculating any extra amount which the Company is required to pay to the Director under this clause 4, the extra amount must be reduced to the extent that the Director is entitled to receive any tax deduction, rebate, credit or other allowance or offset in respect of the liability for which the Director is being indemnified under clause 3.

4.4	Any amount payable under this clause 4 is only payable to the extent that the Company is not precluded by law, including the Corporations Act 2001, from paying that amount.

5.	Loans to Directors to defend claims

5.1
If a Director incurs legal costs in circumstances where, depending upon the outcome of legal proceedings, the Company is obliged to indemnify the Director for those legal costs under clause 3, the Company must, within 30 days after receiving a written request from the Director which specifies those legal costs and which is accompanied by reasonable documentary evidence of those legal costs, lend to the Director an amount equal to those legal costs.

5.2
Interest accrues on any loan provided in accordance with clause 5.1 at the lowest overdraft rate charged by the Company's bankers to commercial clients for overdrafts equivalent to the amount of the loan, calculated daily.

5.3
Subject to clause 5.4, any loan provided in accordance with clause 5.1 and the interest accrued on it is payable 30 days after final determination of the proceedings or any appeals from those proceedings.

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5.4
If the Company is required to indemnify the Director in accordance with clause 3, the loan to the Director and the interest accrued on it must be repaid from the amount the Company is required to pay to the Director under the indemnity.

5.5	The Company need not provide a loan to the Director in accordance with clause 5.1 to the extent that the Director is actually reimbursed for legal costs as they fall due under an insurance policy.

6.	Insurance

6.1
The Company may, where the directors consider it appropriate to do so, obtain a contract or contracts insuring a Director against any of the following liabilities incurred by the Director as a director, namely:

(1)	any liability which does not arise out of conduct involving:

(a)	a wilful breach of duty in relation to the Company; or

(b)	without limiting clause 6.1(1)(a), a contravention of section 182 or section 183 of the Corporations Act 2001; and

(2)	any liability for costs and expenses incurred by the Director in defending proceedings, whether civil or criminal, whatever their outcome, and without the qualifications set out in clause 6.1(1).

6.2	Any premium paid pursuant to this clause 6 is paid in addition to remuneration paid to the Director by the Company pursuant to the constitution of the Company.

6.3
If insurance is available which covers the Director in respect of liabilities arising out of conduct referred to in clause 6.1(1) (prohibited liabilities) the Company may only obtain the insurance if the insurer endorses the policy to state that the insurance comprises 2 separate contracts, one in respect of the prohibited liabilities and the other in respect of the other liabilities covered, and allocates a separate premium for the insurance in respect of the prohibited liabilities, and the Director pays that separate premium.

7.	Director voting on contract of insurance

7.1
Despite anything in the constitution of the Company, a Director is not precluded from voting in respect of any contract or proposed contract of insurance, merely because the contract insures or would insure the Director against a liability incurred by the Director as a director of the Company or of a Related Body Corporate.

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8.	Maintenance of insurance

8.1
If at the date of this Deed there is a contract insuring the Directors against any of the liabilities referred to in clause 6, or if the Company enters into a contract of that nature while a Director is a director of the Company, the Company may, where the directors consider it appropriate to do so, while the Director continues to be a director of the Company and for a period of 7 years after the Director ceases to be a director of the Company:

(1)	use its best endeavours to continue to insure the Director against at least the same liabilities and on terms not materially less favourable to the Director;

(2)	pay the premiums in respect of that insurance; and

(3)	after the Director ceases to be a director, provide the Director with a copy of the insurance policy each year as soon as it is renewed.

9.	Former Directors

9.1
In relation to each Director, the rights and obligations contained in this Deed continue in force after the Director ceases to be a director of the Company and despite the Director ceasing to be a director.

9.2
Despite clause 9.1 the rights of access contained in clause 2 only continue for 7 years after the Director ceases to be a director of the Company, except that if during that period legal proceedings are commenced or threatened, or enquiries authorised by law are commenced, threatened or announced, which relate to or call in question an act or omission of the Director as director of the Company, the rights of access are extended until the Company becomes aware or is notified that the legal proceedings or enquiries have been concluded.

10.	Independent professional advice

10.1
If, in relation to the Director’s duties to the Company, the Director obtains independent professional advice, the Company must meet the reasonable costs of the advice if prior approval to the obtaining of the advice was given by:

(1)	the chair of the board of directors; or

(2)	the board of directors.

10.2	Clause 10.1 does not exclude any other right which the Director may have to obtain reimbursement from the Company for costs of obtaining independent professional advice.

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11.	Deed of Accession for Additional Directors

11.1
An inclusion of an additional director to this Deed may be satisfied by that director (Incoming Director) executing a Deed of Accession to this Deed (Deed of Accession) in the form annexed to this Deed as Annexure A.

11.2	Upon execution of the Deed of Accession by the Incoming Director and the Company, the Incoming Director will become a party to, and be entitled to the rights and benefits set out in this Deed.

12.	Assignment

12.1	A party may not assign or otherwise deal with this Deed except with the prior written consent of every other party. A party is not required to give consent or to justify the withholding of consent.

13.	Severability

13.1
If anything in this Deed is unenforceable, illegal or void in 1 jurisdiction but not in another jurisdiction, it is severed only in respect of the operation of this Deed in the jurisdiction where it is unenforceable, illegal or void.

14.	Counterparts

14.1
This Deed may be executed in any number of counterparts, including counterparts delivered by facsimile.  All counterparts together (including a counterpart delivered by facsimile) will be taken to constitute one instrument.

15.	Governing law and jurisdiction

15.1	The law of Western Australia governs this Deed.

15.2	The parties submit to the non-exclusive jurisdiction of the courts of Western Australia and of the Commonwealth of Australia.

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The Schedule
List of Directors

Name	Address

Swaminathan Mahalingam

Dario Amara

Mohamed Zain Bin Mohamed Yusuf

Guy Burnett

Arun Bhatnagar

Admiral (Ret) Tan Sri Dato' Seri Mohd Anwar bin Haji Mohd Nor

Peter Torre

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Executed as a deed.

Executed by Mission NewEnergy Limited ACN 117 065 719 in accordance with section 127 of the Corporations Act 2001:

Director/company secretary	Director

Name of director/company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Signed by [ ] in the presence of:

Signature of witness

Name of witness (BLOCK LETTERS)

Address of witness

Signed by [ ] in the presence of:

Signature of witness

Name of witness (BLOCK LETTERS)

Address of witness

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Signed by [ ] in the presence of:

Signature of witness

Name of witness (BLOCK LETTERS)

Address of witness

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Annexure A

Deed of Accession to Access, Indemnity and Insurance Deed

Deed dated

Parties	Mission NewEnergy Limited ACN 117 065 719
of Unit 217, 396 Scarborough Beach Road,
Osborne Park WA 6017

[                       ]
of [                       ]
(Incoming Director)

Introduction

A.
By a deed (Principal Deed) dated [                       ] the Company and the then directors of the Company made an agreement as to retention and access to Board Papers (as defined in the Principal Deed) and indemnity and insurance arrangements for the Directors.

B.	The Company has invited the Incoming Director to accept nomination as a director of the Company.

C.	The Incoming Director has agreed to accept nomination if the Company enters into this deed.

It is agreed

1.	Accession to Principal Deed

1.1	As from the appointment of the Incoming Director as a director of the Company, the Incoming Director must be treated as if [ ] were a Director named in, and were a party to, the Principal Deed.

2.	Governing law and jurisdiction

2.1	The law of Western Australia governs this deed.

Access, Indemnity and Insurance Deed

2.2	The parties submit to the non-exclusive jurisdiction of the courts of Western Australia and of the Commonwealth of Australia.

Executed as a deed.

Executed by Mission NewEnergy Limited ACN 117 065 719 in accordance with section 127 of the Corporations Act 2001:

Director/company secretary	Incoming Director

Name of director/company secretary (BLOCK LETTERS)	Name of incoming director (BLOCK LETTERS)

Signed by in the presence of [ ]:

Signature of witness

Name of witness (BLOCK LETTERS)

Address of witness

Access, Indemnity and Insurance Deed